ADMINISTRATIVE SERVICES AGREEMENT



          AGREEMENT dated as of January 20, 1999, between Industry Leaders Fund, Inc. (the "Trust"), a Delaware business trust, and AmeriPrime Financial Services, Inc. (the "Administrator"), a Texas corporation.

         WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940 (the "Act"); and

         WHEREAS, the Trust wishes to avail itself of the information, advice, assistance and facilities of the Administrator to perform on behalf of the Trust the services as hereinafter described; and

          WHEREAS, the Administrator wishes to provide such services to the Trust under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and the Administrator agree as follows:

          1. Employment. The Trust, being duly authorized, hereby employs the Administrator to perform those services described in this Agreement. The
Administrator shall perform the obligations thereof upon the terms and conditions hereinafter set forth. Any administrative services undertaken by the Administrator pursuant to this Agreement, as well as any other activities undertaken by the Administrator on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

          2. Trust Administration. The Administrator shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services as administrator. The Administrator shall at all times conform to: (i) all applicable provisions of the Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the Act as amended from time to time, (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust, and (iv) any other applicable provisions of state and federal law.

         Subject to the direction and control of the Trust, the Administrator shall supervise the Trust's business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other parties under agreement with the Trust, the Administrator shall supply (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, and (iii) executive and administrative services. The Administrator shall supervise the preparation of (i) tax returns,
(ii) reports to shareholders of the Trust, (iii) reports to and filings with the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust's registration statement, and (iv) necessary materials for meetings of the Trust's Board of Trustees. The Administrator shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees; provided, however, that the Trust shall reimburse the Administrator for the expenses incurred by such personnel in attending Board of Trustees' meetings and shareholders' meetings of the Trust. Executive and administrative services include, but are not limited to, the coordination of all third parties furnishing services to the Trust, review of the books and records of the Trust maintained by such third parties, and the review and submission to the officers of the Trust for their approval, of invoices or other requests for payment of Trust expenses; and such other action with respect to the Trust as may be necessary in the opinion of the Administrator to perform its duties hereunder.

          3. Record Keeping and Other Information. The Administrator shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by
Section 31(a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the Investment Company Act of 1940.

          4. Audit, Inspection and Visitation. The Administrator shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

          5. Compensation. For the performance of the Administrator's obligations under this Agreement, each series of the Trust shall pay the Administrator, on the first business day following the end of each month, a fee as set out in the fee schedule attached hereto as Exhibit A. In addition, the Trust shall reimburse the Administrator for out of pocket expenses incurred on behalf of the Trust and for expenses related to Administrator personnel attending Trust meetings. The Administrator shall not be required to reimburse the Trust or the Trust's investment adviser for (or have deducted from its fees) any expenses in excess of expense limitations imposed by certain state securities commissions having jurisdiction over the Trust.

         6. Limitation of Liability. Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither Administrator nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof (collectively, the "Administrator's Employees") shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of Administrator under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Administrator under this Agreement. Any person, even though also a director, officer, employee, shareholder or agent of the Administrator, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Administrator's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of the Administrator, even though paid by it.

          7. Indemnification of Administrator. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the Act, the Trust shall indemnify Administrator and each of Administrator's Employees (hereinafter collectively referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as the administrator for the Trust or as one of Administrator's Employees, or, thereafter, by reason of being or having been the administrator for the Trust or one of Administrator's Employees, including but not limited to liabilities arising due to any misrepresentation or misstatement in the Trust's prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust. In no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such Covered Person.

          8. Services for Others. Nothing in this Agreement shall prevent the Administrator or any affiliated person of the Administrator from providing services for any other person, firm or corporation, including other investment companies; provided, however, that the Administrator expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

          9. Compliance with the Act. The parties hereto acknowledge and agree that nothing contained herein shall be construed to require the Administrator to perform any services for any series of the Trust which services could cause the Administrator to be deemed an "investment adviser" of the Series within the meaning of Section 2(a)(20) of the Act or to supersede or contravene the Prospectus or Statement of Additional Information of any series of the Trust or any provisions of the Act and the rules thereunder.

         10. Renewal and Termination. This Agreement shall become effective on the date first above written and shall remain in force for a period of one (1) year from such date, and thereafter shall be renewed automatically for successive three year terms, unless written notice not to renew is given by the non-renewing party to the other party at least sixty days prior to the expiration of the current term. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice , the breaching party shall have 45 days to remedy the breach or the nonbreaching party may immediately terminate this Agreement. This agreement shall be approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or the Administrator, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the Trust's outstanding voting securities. Upon the termination of this Agreement, the Trust shall pay the Administrator such compensation as may be payable for the period prior to the effective date of such termination.

         11. The Trust. The term " Funds" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agent or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

         12. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Such notice shall be effective upon confirmed receipt by the other party. Until further notice to the other party, it is agreed that the address of the Trust for this purpose shall be 104 Summit Avenue, Box 80, Summit, New Jersey 07902-0080, and that the address of the Administrator for this purpose shall be 1793 Kingswood Dr. 3200, Southlake, TX 76092.

         13. Year 2000. The Administrator covenants and agrees that it will use commercially reasonable efforts to avoid a Year 2000 problem in its computer systems, software or equipment owned, leased or licensed by it or its affiliates which may interfere with the performance of this Agreement. Each of the Trust and the Administrator agree to use reasonable commercial efforts to cooperate and share information to further comply with this Section 13, and to minimize the impact of any Year 2000 problem of either such party with respect to the performance of this Agreement. Each of the Trust and the Administrator will promptly inform the other party of any circumstance to which they have knowledge indicating a possible obstacle to such compliance, and the steps being taken to avoid or overcome such obstacle. For purposes of this paragraph, "Year 2000" problem shall mean any problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process or accommodate data in a date range within the 20th and/or 21st centuries. Any modifications which are necessary to remedy Year 2000 problem defects in the Administrator's computer systems, software or equipment shall be undertaken at its sole expense and shall not result in any additional charges to the Trust.

         14. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Except as otherwise specified herein, the invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect. Every contract, instrument, certificate or undertaking made or issued by the Trustees or by any officers or officer shall give notice (a) that this document was executed or made on behalf of the Trust or by them as Trustees or as officers and not by them individually, and (b) that the obligations of such instrument are not binding upon any of them or the Shareholders individually, but are binding only upon the assets and property of the Trust. Omission of such notice shall not operate to bind any Trustee, officer or Shareholder individually.

         15. Execution and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                            Industry Leaders Fund, Inc.


                                            By: /s/ Gerald P. Sullivan
                                            Name:  Gerald P. Sullivan
                                            Title:  President


                                            AmeriPrime Financial Services, Inc.

                                            By: /s/ Ken Trumpfheller
                                            Name:  Ken Trumpfheller
                                            Title:  President

                                                          EXHIBIT A
                                              ADMINISTRATIVE SERVICES AGREEMENT

                                                    Annual Fee Schedule*


         Average Value of Daily Net Assets                    Annual Rate
         Under $150 million                                      0.07%
         From $150 million to $250 million                       0.05%
         Over $250 million                                       0.04%

         * Subject to a minimum fee of $20,000 per portfolio (one share class) plus $7,500 per additional share class. Fees will be billed on a monthly basis.